SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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☐	Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

MULTIBAND CORPORATION

(Name of Registrant As Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MULTIBAND CORPORATION
AND SUBSIDIARIES

9449 Science Center Drive
New Hope, Minnesota 55428

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

To be held August 18, 2010

The Annual Meeting of the Shareholders of Multiband Corporation and Subsidiaries (Multiband or the Company) will be held at 9449 Science Center Drive, New Hope, MN 55428 on August 18, 2010 at 3:00 p.m.  Minneapolis time, for the following purposes, as more fully described in the accompanying Proxy Statement.

1.	To elect six Directors for a term of one year.

2.	To ratify the election of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm of the Company for fiscal year 2009.

3.	To transact such business as may properly come before the meeting or any adjournment thereof.

Only Shareholders of record at the close of business June 30, 2010 will be entitled to receive notice of and vote at the meeting.  The Company’s Board of Directors recommends a vote in favor of all the proposals.

All shareholders are cordially invited to attend the Annual Meeting in person.  However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose.  Returning your proxy will help the Company ensure a quorum and avoid the additional expense of duplicate proxy solicitations.  Any shareholder attending the meeting may vote in person even if he or she has returned the proxy.

By Order of the Board of Directors

Steven M. Bell
Secretary

MULTIBAND CORPORATION
9449 Science Center Drive
New Hope, Minnesota  55428

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
AUGUST 18, 2010
SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

The mailing address of the principal corporate office of the Company is 9449 Science Center Drive, New Hope, MN 55428.  This Proxy Statement and the form of proxy, which is enclosed, are being mailed to the Company’s shareholders commencing on or about July 20, 2010.

Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of the Company.  All shares of common stock represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction of the proxies.  If no direction is indicated, the shares will be voted in accordance with the direction of the proxies.  If any others matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting there under will have discretion to vote on such matters in accordance with their best judgment.

When stock is in the name of more than one person, each such person must sign the proxy.  If the shareholder is a corporation, an executive or other authorized officer must sign the proxy in the name of such corporation.  If signed as attorney, executor, administrator, trustee, and guardian or in any other representative capacity, the signer’s full title should be given and, if not previously furnished, a certificate or other evidence of appointment must be furnished.

A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted.  A shareholder who wishes to revoke a proxy can do so by executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting, or by appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates.

In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and regular employees of the Company.  Such persons will receive no additional compensation for such services.  Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred by them in connection therewith.  All expenses incurred in connection with this solicitation will be borne by the Company.

The Company is including with this Proxy Statement its Annual Report to shareholders for the year ended December 31, 2009, which includes a copy of the Company’s Form 10-K, as filed with the Securities and Exchange Commission.  Shareholders may receive, without charge, additional copies of the Form 10-K, by writing to Multiband Corporation at its principal corporate office.

The presence at the Annual Meeting in person or by proxy of the holders of 34% of the outstanding shares of the Company’s common stock entitled to vote shall constitute a quorum for the transaction of business.  If a broker returns a “non-vote” proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.  If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter.  An abstention as to any proposal will therefore have the same effect as a vote against the proposal.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only shareholders of record at the close of business on June 30, 2010 (the Record Date) will be entitled to vote at this meeting.  On the Record Date, there were 9,995,768 shares of common stock issued and outstanding.  Each holder of common stock is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the Record Date.  The affirmative vote of holders of a majority of shares of common stock outstanding on the Record Date is required for approval of the proposals to be voted upon at the Annual Meeting.

The following tables set forth information with respect to the beneficial ownership of our outstanding common stock as of June 30, 2010 by (1) each of our directors, (2) each named executive officer, (3) all of our directors and executive officers as a group, and (4) each stockholder known to us as beneficially owning greater than 5% of our outstanding shares of common stock.  Beneficial ownership means sole or shared voting power or investment power with respect to a security.  We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.  To our knowledge, none of the shares reported below are pledged as security.

Name and Address of Beneficial Owners	Number of Shares [1] Beneficially Owned		Percent of Common Shares Outstanding
Steven Bell 9449 Science Center Drive New Hope, MN 55428	244,063	2	2.44%

Frank Bennett 301 Carlson Parkway – Suite 120 Minnetonka, Minnesota 55305	320,652	3	3.21%

Jonathan Dodge 715 Florida Avenue South – Suite 402 Golden Valley, MN 55426	81,100	4	*

David Ekman 200 44 th Street SW Fargo, ND 58103	403,917	5	4.04%

Eugene Harris 7773 Forsyth Blvd Clayton, MO 63105	159,451	6	1.60%

James L. Mandel 9449 Science Center Drive New Hope, MN 55428	341,203	7	3.41%

Donald Miller 1924 Cocoplum Way Naples, FL 34105	362,021	8	3.62%

Henry Block 2185 E. Remus Road, Mount Pleasant, MI 48622	-		*

Kent Whitney 9449 Science Center Drive New Hope, MN 55428	95,500		*

Special Situations Fund II QP, LP 527 Madison Avenue New York, NY 10022	547,336		5.48%

DirecTECH Holding Company, Inc. 33 West Second Street, Suite 504 Maysville, KY 41056-1166	1,605,068		16.06%

All Directors and executive officers as a group (nine persons)	2,007,907		20.09%

*Less than one percent

1 Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.  Based on 9,995,768 of common shares outstanding at June 30, 2010, shares of common stock not outstanding but deemed beneficially owned by virtue of the individual’s right to acquire them as of June 30, 2010 or within 60 days of such date are treated as outstanding when determining the number of shares beneficially owned by each person and the group and the percent of the class owned by each individual and the group.  Unless otherwise indicated, each person named or included in the group has sole vesting and investment power with respect to the shares of common stock set forth opposite his or her name.  Unless otherwise indicated, the information in the table does not include any stock options and/or warrants outstanding that cannot be exercised within 60 days of June 30, 2010.

2 Includes vested options to acquire 125,850 shares of common stock.  Mr. Bell's beneficial ownership does include 6,250 shares of common stock owned by his spouse as to which Mr. Bell disclaims his beneficial ownership.

3 Includes warrants and vested options to purchase 100,349 shares of common stock.  Mr. Bennett also owns 155,000 shares of the Company’s Class E preferred stock, however, these shares are not convertible into Multiband common stock.

4 Includes vested options to acquire 63,500 shares of common stock.

5 Includes vested options to purchase 40,100 shares of common stock and preferred shares convertible into 43,600 shares of common stock.

6 Includes warrants and vested options to purchase 73,801 shares of common stock.  Mr. Harris also owns 55,000 shares of the Company’s Class E preferred stock, however, these shares are not convertible into Multiband common stock.

7 Includes and vested options to purchase 234,725 shares of common stock.

8 Includes warrants and vested options to purchase 149,900 shares of common stock.

1. ELECTION OF DIRECTORS

The Nominating Committee has nominated six persons for election at the 2010 Annual Meeting as Directors for a one-year term expiring at the 2011 Annual Meeting.  The Directors will hold office for the term for which elected and will serve until their successors have been duly elected and qualified.

It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees in the table below, except for those proxies that withhold such authority.  In the event that any of the nominees of the Company is unable or declines to serve as a Director at the time of the Annual Meeting, the proxy will be voted for the election of such other individual as the Nominating Committee shall designate in the place of such nominee.  Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Information About Nominees

The following information has been furnished to the Company by the respective nominees for Director.

Name	Age	Position	Director Since
Steven M. Bell	51	General Counsel & Chief Financial Officer, Multiband Corporation	1994
Frank Bennett	53	President, Artesian Management, Inc.	2002
Jonathan Dodge	59	Senior Partner, Brunberg, Blatt and Company	1997
Eugene Harris	45	Managing Member, Step Change Advisors, LLC.	2004
James L. Mandel	53	Chief Executive Officer, Multiband Corporation	1998
Donald Miller	70	Chairman, Multiband Corporation	2001

Steven M. Bell was general counsel of the Company from June 1985 through October 1994, at which time he also became Chief Financial Officer.  He is a graduate of the University of Minnesota and William Mitchell College of Law.

Frank Bennett has been a Director of Multiband Corporation since 2002 and is currently the Chairman of Multiband’s Audit Committee and the Nominating Committees.  Mr. Bennett is President of Artesian Management, Inc., a private equity investment firm based in Minneapolis.  Prior to founding Artesian Management in 1989, he was a Vice President of Mayfield Corporation, and a Vice President of Corporate Finance of Piper Jaffray & Hopwood and a Vice President of Piper Jaffray Ventures, Inc.

Jonathan Dodge is a senior partner in the firm of Brunberg, Blatt and Company.  Prior to that, he was a partner with McGladrey and Pullen and Dodge & Fox C.P.A. firm.  Mr. Dodge is a member of both the AICPA and the Minnesota Society of CPA’s where he has served on both the ethics and the tax conference committees.  He currently serves on four other boards in the Twin Cities.  Mr. Dodge is a member of the Audit and Compensation Committee.

Eugene Harris is the Managing Member of Step Change Advisors, LLC.  Step Change Advisors, LLC, provides portfolio management services and financial consulting to individuals and small businesses.  Prior to forming Step Change Advisors, LLC, Mr. Harris was Chief Operating Officer of Fulcrum Securities and President of Fulcrum Advisory Services.  Mr. Harris joined Fulcrum in 2007 after spending 4 years at Flagstone Securities running their private equity practice.  Mr. Harris joined Flagstone after 10 years as the majority shareholder of Eidelman, Finger, Harris & Co., a registered investment advisor.  Prior to joining Eidelman, Finger, Harris & Co., Mr. Harris held positions in general management and new business development for the Monsanto Company from 1990 to 1994.  He also was an Associate Consultant with Bain and Co. from 1986 to 1988.  Mr. Harris received a B.S. in Industrial Engineering from Stanford University in 1986 and an M.S. in Management from the Sloan School of Management at the Massachusetts Institute of Technology in 1990.  He is a Chartered Financial Analyst, holds series 24, 63, 65 and 7 securities licenses and is a member of the Financial Analysts Federation.  He is currently also on the Board of Directors at the Business Bank of St. Louis and Fulcrum Capital Corp.  Mr. Harris was appointed to the Company’s Board of Directors in April 2004.  Mr. Harris is Chairman of the Company’s Compensation Committee and a member of the Nominating Committee.

James Mandel has been the Chief Executive Officer and a Director of the Company since October 1, 1998.  From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas.  Mr. Mandel also managed the systems development of Grand Casino Mille Lacs, in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota and six other casinos nationwide.  Mr. Mandel is currently on the Board of Directors at New Market Technologies, GeoSpan Corporation, Independent Multi-Family Council and Western Capital Resources, Inc.

Donald Miller was appointed to the Company’s Board of Directors in September 2001 and was elected Chairman of the Board in April 2002.  Mr. Miller is also a member of the Audit and Compensation Committees.  Mr. Miller worked for Schwan’s Enterprises from 1962 to 2007, primarily as Chief Financial Officer.  He was appointed to the Board of Directors on January 1, 2008.  He is currently the Chairman of the Finance Committee and a member of the Audit and Risk Committees at Schwan’s Enterprises.  Mr. Miller is also on the Board of Directors of FoodShacks, Inc., Enable Holdings, Inc. and Webdigs, Inc. and on their Audit Committee.

The Company knows of no arrangements or understandings between a Director or nominee and any other person pursuant to which any person has been selected as a Director or nominee.  There is no family relationship between any of the nominees, Directors or executive officers of the company.

Board of Directors and its Committees
The Board has determined that a majority of its members are “independent” as defined by the listing standards of the NASDAQ Stock Market.  The independent Directors are Messrs. Frank Bennett, Jonathan Dodge, Eugene Harris and Donald Miller.  Both Messrs. Bennett and Harris have extensive backgrounds in investment banking, finance and capital raising.  They have been valuable to the Company in advising management how to structure various debt and equity offerings.  Mr. Miller was CFO for a large private company and advises the Company with regards to its financial and management reporting.  Mr. Dodge has extensive experience in the tax field and assists the Company on an ongoing basis with answering various tax questions and suggesting various tax strategies.

The Board of Directors met five times in 2009.  As permitted by Minnesota Law, the Board of Directors also acted from time to time during 2009 by unanimous written consent in lieu of conducting formal meetings.  Last year, there were three such actions and accompanying Board Resolutions passed.  The Board has designated an audit committee consisting of Jonathan Dodge, Donald Miller and Frank Bennett.  The Board also designated a Compensation committee consisting of Jonathan Dodge, Eugene Harris, and Donald Miller.  Frank Bennett and Eugene Harris were also designated to the nominating committee.

To the best of the Company’s knowledge, none of the Company’s directors have been involved with any legal proceedings brought by the government or private individuals during the past ten years that involve allegation of securities law violations or other fraud.

Diversity
The Company has no formal board diversity policy at present.  The Company’s nominating committee, in assessing candidates for potential board membership, does examine whether those candidates have particular skill sets or elements in their background that would raise the board’s overall level of expertise and enhance the development of the Company’s business plans and objectives.

Shareholder Communication with the Board
Our Board welcomes your questions and comments.  If you would like to communicate directly to our Board, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, then you may contact our website via www.multibandusa.com , section Investor Relations.  All communications will be forwarded to our audit committee.

Directors’ attendance at Annual Meetings can provide shareholders with an opportunity to communicate with Directors about issues affecting the Company.  The Company does not have a policy regarding director attendance, but all Directors are encouraged to attend the Annual Meeting of Shareholders.  Five of our directors attended our Annual Meeting in 2009.

Audit Committee
Our audit committee:
•	recommends to our Board of Directors the independent registered public accounting firm to conduct the annual audit of our books and records;
•	reviews the proposed scope and results of the audit;
•	approves the audit fees to be paid;
•	reviews accounting and financial controls with the independent registered public accounting firm and our financial and accounting staff; and
•	reviews and approves transactions between us and our Directors, officers and affiliates.

Our audit committee has a formal charter.

Our Audit Committee met five times during 2009.  The Audit Committee is comprised entirely of individuals who meet the independence and financial literacy requirements of NASDAQ listing standards.  Our Board has determined that all three members, Jonathan Dodge, Donald Miller, and Frank Bennett qualify as an "audit committee financial expert" independent from management as defined by Item 401(h)(2) of Regulation S-K under the Securities Act of 1933, as amended.  The Company acknowledges that the designation of the members of the audit committee as financial experts does not impose on them any duties, obligations or liability that are greater than the duties, obligations and liability imposed on them as a member of the audit committee and the Board of Directors in the absence of such designation.

Report of the Audit Committee
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company.  During the year ended December 31, 2009, the committee met five times, and Frank Bennett, as the Audit Committee chair and representative of the Audit Committee, discussed the interim financial information contained in quarterly and annual filings on Forms 10Q and 10K, respectively, with the Company’s Chief Financial Officer and the Company’s independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Securities Acts and Standards of the Public Company Accounting Oversight Board, discussed with the auditors any relationships that may affect their objectivity and independence and satisfied itself as to the auditors’ independence.  The audit committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls.  The audit committee reviewed with the independent registered public accounting firm their audit plans, audit scope, and identification of audit risks.

The audit committee discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards and, both with and without management present, discussed and reviewed the results of the independent registered public accounting firms’ examination of the Company’s consolidated financial statements.  The audit committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2009 with management and the independent registered public accounting firm.  Management has the responsibility for the preparation of the Company’s consolidated financial statements and the Company’s independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the review referred to above and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent registered public accounting firm and the Board of Directors concurred in such recommendation.

Nominating Committee
The Nominating Committee was formed by our Board in April 2004 and consists of Frank Bennett and Eugene Harris.  The Nominating Committee's duties include adopting criteria for recommending candidates for election or re-election to our Board and its committees, considering issues and making recommendations considering the size and composition of our Board.  The Nominating Committee will also consider nominees for Director suggested by shareholders in written submissions to the Company's Secretary.

Director Nomination Procedures
DIRECTOR MANAGER QUALIFICATIONS.  The Company's Nominating Committee has established policies for the desired attributes of our Board as a whole.  The Board will seek to ensure that a majority of its members are independent as defined in the NASDAQ listing standards.  Each member of our Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders.  In addition, Directors must be committed to devoting the time and effort necessary to be responsible and productive members of our Board.  Our Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

IDENTIFYING AND EVALUATING NOMINEES.  The Nominating Committee regularly assesses the appropriate number of Directors comprising our Board, and whether any vacancies on our Board are expected due to retirement or otherwise.  The Nominating Committee may consider those factors it deems appropriate in evaluating Director candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience.  Depending upon the current needs of our Board, certain factors may be weighed more or less heavily by the Nominating Committee.  In considering candidates for our Board, the Nominating Committee evaluates the entirety of each candidate's credentials and, other than the eligibility requirements established by the Nominating Committee, does not have any specific minimum qualifications that must be met by a nominee.  The Nominating Committee considers candidates for the Board from any reasonable source, including current Board members, shareholders, professional search firms or other persons.  The Nominating Committee does not evaluate candidates differently based on who has made the recommendation.  The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

CHARTER OF THE NOMINATING COMMITTEE.  A copy of the charter of the Nominating Committee is available on our website at www.multibandusa.com.

Code of Ethics for Senior Financial Management
Our Code of Ethics for Senior Financial Management applies to all of our executive officers, including our president and our chief financial officer, and meets the requirements of the Securities and Exchange Commission. We have posted our Code of Ethics for Senior Financial Management on our website at www.multibandusa.com ..  We intend to disclose any amendments to and any waivers from a provision of our Code of Ethics for Senior Financial Management on our website within four business days following the amendment or waiver.

Compensation Discussion and Analysis
Our compensation committee

•	reviews and recommends the compensation arrangements for management, including the compensation for our Chief Executive Officer; and
•	establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals.

We are committed to attracting, hiring and retaining an experienced management team that can successfully sell and operate our services.  The fundamental policy of our compensation committee is to provide our executive officers with competitive compensation opportunities based upon their contribution to our development and financial success and long-term shareholder interest, as well as each officer’s personal performance.  The compensation package for each executive officer is comprised of three elements (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) potential for cash bonus payments contingent upon specific corporate and individual milestones; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our shareholders.

At the beginning of each year, certain performance objectives are set by the compensation committee for management.  2009 corporate objectives included goals based on subscriber sales and certain financial metrics.  By year end, the compensation committee reviews the performance of the Company against the corporate objectives and reviews the performance of each executive officer against their individual objectives.  Based upon results achieved, the executive officers may receive part or all of a targeted bonus award.

Our compensation committee met four times during 2009.  The compensation committee is comprised entirely of non-employee Directors who meet the independence requirements of the NASDAQ listing standards.  The compensation committee is comprised of Jonathan Dodge, Eugene Harris, and Donald Miller.

Executive and Director Compensation (in thousands)
The following table sets forth certain information relating to the remuneration paid by the Company to its executive officers whose aggregate cash and cash-equivalent remuneration approximated or exceeded $100 during the Company’s fiscal year ended December 31, 2009.

EXECUTIVE COMPENSATION (in thousands)
Name and principal position	Year	Salary	Bonus	Stock awards	(1) Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other Compensation	Total
James Mandel Chief Executive Officer	2009	$395	$230	$-	$125	$-	$-	$12	$762
Steven Bell Chief Financial Officer and General Counsel	2009	311	100	-	68	-	-	12	491
Henry Block Vice President of Marketing	2009	338	-	-	-	-	-	-	338
Dave Ekman Chief Information Officer	2009	158	13	-	-	-	-	5	176
Kent Whitney Chief Operating Officer	2009	136	25	-	-	-	-	-	161

(1)	The amounts in this column are calculated based on fair value and equal the financial statement compensation expense as reported in our 2009 consolidated statement of operations for the fiscal year.

Director Compensation (in thousands)
Outside Directors were each paid an annual cash fee in lieu of restricted stock of $100, an annual retainer varying from $40 to $72, annual chair meeting fees of $8, $5 and $5 for audit, compensation and nominating meeting chairs, respectively and non-chair per meeting fees of $1 per meeting for all committees in 2009.  Awards or options to Directors are determined by the Board's Compensation Committee.  Each Director is entitled to reimbursement for his reasonable out of pocket expenses incurred in relation to travel to and from board meetings.

DIRECTOR COMPENSATION (in thousands)

Name	Fees earned or paid in cash	Stock awards	(1) Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	(2) All other compensation	Total
F Bennett	$60	$-	$18	$-	$-	$-	$78
J Dodge	59	-	18	-	-	1	78
E Harris	57	-	18	-	-	1	76
D Miller	71	-	18	-	-	1	90

(1)
The amounts in this column are calculated based on fair value and equal the financial statement compensation expense as reported in our 2009 consolidated statement of operations for the fiscal year.  Total board of directors options outstanding at December 31, 2009 are 244,400.

(2)	Represents payment of expenses incurred in conjunction with attending board meetings.

2009 Grants of Plan-Based Awards (in thousands, except shares and per share amounts)
The following table sets forth information on grants of plan-based awards in 2009 to the named executive officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or	Grant Date Fair
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards (#)	All Other Option Awards (#)	base price of award ($/sh)	Value of Stock and Option Awards ($)
Steven M. Bell	1/2/09 (1)	75,000	75,000	75,000	-	$-	$1.25	$68
James L. Mandel	1/2/09 (1)	138,500	138,500	138,500	-	-	1.25	125

(1)	The exercise price of these stock options is $1.25 with a grant date fair value of $.9027 per share based on the Black-Scholes option pricing model.

Narrative to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table
See the Compensation Discussion and Analysis, as well as the Employment Agreement and Other Compensation and Long-Term Incentive Plans Summaries for a complete description of compensation elements pursuant to which the amounts listed under the Summary Compensation Table and 2009 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payments.

Stock Option Grants During 2009 (in thousands, except shares and per share amounts)
The following table provides information regarding stock options granted during fiscal 2009 to the named executive officers in the Summary Compensation Table.

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Granted (#)	Fiscal Year (%)	($/Share)	Date	5%	10%
James L. Mandel	138,500	64.9	$1.25	1/2/2016	$70	$164
Steven M. Bell	75,000	35.1	$1.25	1/2/2016	$38	$89

(1)
The “potential realizable value” shown represents the potential gains based on annual compound stock price appreciation of 5% and 10% from the date of grant through the full option terms, net of exercise price, but before taxes associated with exercise.  The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules.  Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders, continued employment through the vesting period.  The amounts reflected in this table may not necessarily be achieved and do not reflect the Company’s estimate of future stock price growth.

Each option represents the right to purchase one share of common stock.  The options shown in this table are all non-qualified stock options.  To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation, a transfer of all shares of stock of the Company, a sale of substantially all the assets, or a dissolution or liquidation, of the Company.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of December 31, 2009.
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven M. Bell	2,000	(1)	-	-	$22.00	1/31/2011	-	$-	-	$-
	100	(2)	-	-	7.50	8/28/2011	-	-	-	-
	10,000	(3)	-	-	5.50	1/8/2013	-	-	-	-
	5,000	(4)	-	-	9.45	4/23/2014	-	-	-	-
	10,000	(5)	-	-	7.25	6/18/2014	-	-	-	-
	80,000	(6)	-	-	7.35	1/16/2015	-	-	-	-
	75,000	(7)	-	75,000	1.25	1/2/2016

David Ekman	100	(8)	-	-	7.50	8/28/2011	-	-	-	-
	40,000	(9)	-	-	6.75	4/27/2015	-	-	-	-

James L. Mandel	100	(10)	-	-	7.50	8/28/2011	-	-	-	-
	60,000	(11)	-	-	7.50	1/8/2013	-	-	-	-
	20,000	(12)	-	-	7.25	6/18/2014	-	-	-	-
	120,000	(13)	-	-	7.35	1/6/2015	-	-	-	-
	138,500	(14)	-	138,500	1.25	1/2/2016

(1)	The stock option was granted January 31, 2001 and is fully vested.
(2)	The stock option was granted August 28, 2001 and is fully vested.
(3)	The stock option was granted January 8, 2003 and is fully vested.
(4)	The stock option was granted April 23, 2004 and is fully vested.
(5)	The stock option was granted June 18, 2004 and is fully vested.
(6)	The stock option was granted January 6, 2005 and is fully vested.
(7)
The stock option was granted January 2, 2009 and is subject to the continued service of the executive officer, the option shall vest with respect to 1/4 on the first anniversary of the grant, 1/4 on the second anniversary of the grant, 1/4 on the third anniversary of the grant, and the remainder on the fourth anniversary of the grant.

(8)	The stock option was granted August 28, 2001 and is fully vested.
(9)	The stock option was granted April 27, 2005 and is fully vested.
(10)	The stock option was granted August 28, 2001 and is fully vested.
(11)	The stock option was granted January 8, 2003 and is fully vested.
(12)	The stock option was granted June 18, 2004 and is fully vested.
(13)	The stock option was granted January 6, 2005 and is fully vested.
(14)
The stock option was granted January 2, 2009 and is subject to the continued service of the executive officer, the option shall vest with respect to 1/4 on the first anniversary of the grant, 1/4 on the second anniversary of the grant, 1/4 on the third anniversary of the grant, and the remainder on the fourth anniversary of the grant.

Option Exercises and Stock Vested
None of our named Executive Officers exercised any options in 2009.

Employment Agreements and Other Compensation and Long-Term Incentive Plans (in thousands)
The Company has no deferred compensation plans or long-term incentive plans and issued no long-term incentive awards during 2009.

The Company also has a three year employment agreement, from January 2009 to December 2011, with James L. Mandel, Chief Executive Officer, the terms of which involve an annual base salary of $400 and a $150 signing bonus, to be paid out over the next three years.  Also, Mr. Mandel is eligible for an annual performance bonus based on an objective criteria established by the Company’s compensation committee for up to 75% of his base salary.  Mr. Mandel’s job responsibilities involve developing company business plans, developing expansion and growth opportunities and directing other executive officers.

The Company has an employment agreement with Mr. Steven Bell, General Counsel and Chief Financial Officer, for the term beginning January 2009 and expiring December 2011.  Mr. Bell’s compensation is not directly tied to the Company’s performance.  The agreement states the annual base salary for Mr. Bell will be $315 per year, with a $100 signing bonus, to be paid out over the next three years.  Also, Mr. Bell is eligible for an annual performance bonus based on an objective criteria established by the Company’s CEO for up to 50% of his base salary.  Other key provisions of the contract include an agreement by Mr. Bell to keep confidential information secret both during and after employment by the Company and covenants not to compete with the Company for one year from the date of termination of employment.

The Company maintains key man life insurance policies on the lives of James Mandel and Steven Bell in the amounts of $5,000 and $3,000, respectively.  The Company is the beneficiary of these policies.  The Company also maintains key man life insurance policies in the amount of $1,000 each on the lives of Steven Bell and Marvin Frieman, former Director.  The Company is the beneficiary of these policies and has adopted a plan to pay fifty percent of all life insurance proceeds to the spouse or surviving children of each such individual.

Report of the Compensation Committee
We have reviewed and discussed with management the Company’s Compensation Discussion and Analysis.  Based on this review and these discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Eugene Harris, Chairman Jonathan Dodge Donald Miller

Compensation Committee Interlocks and Insider Participation
During 2009, the Compensation Committee was composed of Mr. Harris, Chairman, Mr. Dodge and Mr. Miller.  None of the Company’s executive officers served during the year ended December 31, 2009 as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board of Directors or Compensation Committee.

Preferred Stock (in thousands, except shares and per share amounts)

Cumulative Convertible Preferred Stock
Dividends on Class A, Class B, Class C, Class D, Class F, Class G, and Class H cumulative convertible preferred stock are payable quarterly at 8%, 10%, 10%, 14%, 10%, 8% and 6% per annum, respectively.  Dividends on Class E cumulative preferred stock are payable monthly at 15% per annum, which shall be adjusted after 180 days with an increase of 83 basis points.   Dividends on Class J cumulative preferred stock are cumulative and payable quarterly at 8% per annum, in cash or common stock at the Company’s sole discretion.  Cumulative convertible preferred stock can be converted into common shares at any time as follows: Class A and Class B - five shares, Class C - two shares, Class D - two and one-half shares, Class F- five shares, Class G- six and one quarter shares, Class H is convertible at $1.00 per share and Class I is convertible at $1.50 per share (subject to adjustment for reverse stock split).  Class E is not convertible.  The intrinsic value of any beneficial conversion option is recorded as preferred stock dividends at the time of preferred stock issuance.  Dividends on Class B preferred are cumulative and payable monthly at 10% per annum.  The Class B preferred was offered to certain note payable holders at a conversion of $10 per Class B preferred share.  The dividends are based on $10.00 per share for Class A, B, C, D, E, F and G cumulative preferred stock.  Dividends for Class G stock are payable in common stock at a fixed rate of $1.60 per share which is higher rate than fair market value.  Dividends for Class H cumulative preferred stock are based on 6% of the stated liquidation preference amount per share per annum.  They are payable in common stock at a fixed rate of $1.00 per share which is higher than market value.  Dividends on Class J preferred stock are payable in common stock at a fixed rate of $2.00 per share.  All preferred stock is non-voting.  Warrants to purchase shares of the Company's common stock were given with the issuance of Class A, Class B, Class D, Class G and Class H preferred stock and were valued at fair value using the Black Scholes pricing model.  The Company may, but is not obligated to, redeem the preferred stock at $10.50 per share for Class A and Class B and $10.00 per share for Class C, Class D, Class E and Class F whenever the Company's common stock price exceeds certain defined criteria as defined in the preferred stock agreements, except as noted below.  The Class H shares can be redeemed for $100,000 per share.  Upon the Company's call for redemption, the holders of the preferred stock called for redemption have the option to convert each preferred share into shares of the Company's common stock.  Holders of preferred stock cannot require the Company to redeem their shares with the exception of Class H shares, Class J shares and the 50,000 shares of Class F converted into mandatory redeemable preferred stock (see below).  The liquidation preference is the same as the redemption price for each class of preferred stock where redeemable.

The single Class F shareholder, at its sole discretion pursuant to a put option, can force the Company to redeem up to 50,000 Class F Preferred Shares (the equivalent of $500 worth).  This has been redeemed already.  Class H shareholders have the right to convert all or a portion of preferred shares upon the occurrence of a major transaction or triggering event as defined in the agreement and Multiband has the sole option to pay the redemption price in cash or shares of the Company’s common stock.  Class J shares have forced redemption rights at par, upon the occurrence of a major transaction or triggering event as defined in the agreement.  Classes G, I and J have no redemption “call” price).  Upon Multiband's call for redemption, the holders of the preferred stock called for redemption will have the option to convert each share of preferred stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by Multiband in its sole discretion.  Preferred stock not converted would be redeemed.

Series I Convertible Preferred Stock
On February 3, 2005, Multiband Corporation completed a $10 million private placement of the Company’s Series I Convertible Preferred Stock.  The offering was made by Special Situations Fund of New York, NY through its designated fund, Special Situations Fund III QP, L.P.  Under the terms of the preferred stock offering, the Company issued 100,000 shares of its Series I Convertible Preferred Stock in the aggregate offering amount of $10 million.  The shares of Series I Convertible Preferred Stock contain a monthly dividend that is payable at prime plus 10% through August 31, 2005, at prime rate from September 1, 2005 through August 31, 2006, and at prime rate plus 1% thereafter, (8.25% and 9.25% at December 31, 2007 and 2006, respectively).  At December 31, 2007, $3,950 worth of preferred stock value remains to be converted into 526,667 shares of common stock at a rate of $1.50 per share ($7.50 per share as adjusted for August 2007 reverse stock split).  In addition, the investors received three-year warrants to purchase shares of common stock at exercise prices of $1.57 and $1.73 per share.  In February, 2008 these warrants have expired.   The Company was also required to file a registration statement providing for the resale of shares issuable upon the conversion of the Series I Convertible Preferred Stock and upon exercise of the warrants which was declared effective in September 2005.  On March 18, 2008, the remaining $3,950 worth of preferred stock value was converted into 526,667 shares of common stock.

Related Party Transactions (in thousands, except shares and per share amounts)
On November 17, 2009, the Company issued 5,000 shares of preferred series E stock for $50 cash to director Eugene Harris.

On November 17, 2009, the Company issued 5,000 shares of preferred series E stock for $50 cash to director Frank Bennett.

On September 30, 2009, the Company issued 50,000 shares of preferred series E stock for $500 cash to director Eugene Harris.

The above transactions were approved by the disinterested members of the Company’s audit committee.

On September 1, 2009, the Company entered into an unsecured short term promissory note in the amount of $800 with J. Bas Mattingly, Vice President of Business Development of the Company.  The balance at December 31, 2009 is $745.  The note carries an interest rate of 4% per annum and is due June 2010.

On May 26, 2009, the Company entered into a separate short-term loan with director Frank Bennett in the amount of $1,400.  This loan was paid in full on May 28, 2009.  The terms of the loan was approved by the disinterested members of the Company’s audit committee.

On April 15, 2009, the Company entered into an unsecured short term promissory note in the amount of $1,500 with director Frank Bennett. The note carried an interest rate of 6% with a 1% origination fee totaling $15, and was due May 15, 2009.  On May 4, 2009, the note was extended until June 15, 2009.  On June 15, 2009, the note was extended until June 14, 2011.  The terms of the loans were approved by the disinterested members of the Company’s audit committee.  On September 30, 2009, this note was effectively paid off with the issuance of 150,000 shares of preferred series E stock for $1,500 to Frank Bennett.

On January 2, 2009, the Company entered into a promissory note in the amount of $40,200 with DTHC, due January 1, 2013, bearing interest at an annual rate of 8.25% (subject to adjustment in the event of a default).  The note was subsequently adjusted by $6,344 for an offsetting receivable which was on Multiband’s books as of December 31, 2008.  This reduced the amount of this promissory note to $33,856.  The Company has the right to offset a portion of certain claims against the note to DTHC once those claims are resolved.  As of December 31, 2009, the Company has offset $4,000 of its claims which brings the remaining balance of the note to $29,856 (see Note 2 and 17).  Secured by the stock and assets of all of the DTHC operating entities.

Proceeds for the acquisition of US Install Inc. by the Company completed in February, 2008 were obtained via an unsecured promissory note in the amount of $100 between Multiband and Bas Mattingly Master, LLC, a trust controlled by J. Bas Mattingly, Vice President of Business Development of the Company.  The note carries an interest rate of 7% per annum and is due April 1, 2010.

The Company has a line of credit agreement with a bank that provides borrowings up to $50.  This line of credit is guaranteed by J. Bas Mattingly, Vice President of Business Development of the Company.

NC leases warehouse space in Mount Pleasant, MI.  Lease payments amount to $9 per month plus expenses, expiring in December 2010.  The property is owned in part by Henry Block, Vice President of Marketing and Bernard Schafer, Vice President of Business Development.

Multiband and its subsidiaries lease principal offices located at 2000 44th Street SW, Fargo, ND 58013.  The Fargo base rate is $14 per month.  The Fargo property is owned in part by David Ekman, Chief Information Officer of the Company.

Jim Mandel, CEO of Multiband, loaned DTHC $100 in a short-term unsecured subordinated note, paying simple interest monthly at 10% and is due October 2008 The loan was repaid in full in March 2010.

In 2008, Multiband and DTHC performed certain management and information systems functions for one another pursuant to management consulting and employee leasing agreements.  These agreements terminated concurrent with Multiband’s purchase of the former DTHC operating entities.  During the year ended December 31, 2008, the Company has reduced selling, general and administrative expenses $1,285 as a reimbursement of direct expenses in relation to these management consulting agreements, respectively.

Prior to the purchase of DirecTECH on January 2, 2009, Multiband provided support center services to a then DirecTECH MDU (DTMDU), subsidiary of DTHC, currently Multiband MDU, Incorporated (MBMDU).  The Company recorded MDU segment revenue of $416 and $70 from DTMDU for the years ended December 31, 2008 and 2007, respectively.  DTMDU was also one of the system operators in the MDU segment during 2008.  The Company has recorded MDU segment revenue of $2,917 and cost of products and services of $2,895 for the year ended December 31, 2008 related to this system operator.  The Company had $771 in accounts receivable and $1,127 in accounts payable related to these agreements at December 31, 2008.

Multiband also had receivable balances with various DTHC entities at December 31, 2008 of $7,666.  Of this amount, $5,844 was subsequently offset in the first quarter of 2009 against the purchase price note used to acquire majority ownership of the operating subsidiaries of DTHC.

The Company has a note receivable due from a non-affiliated entity that is 50% owned by a shareholder.  The carrying value of this note receivable was $0 and $34 at December 31, 2009 and December 31, 2008, respectively.

In 2008, Multiband earned a performance bonus as part of the aforementioned management consulting agreement with DTHC of $1,447 which was paid via reduction of the debt incurred in the acquisition of MMT.  The Company recorded this consulting income as part of other income and expense on the statement of operations because the income does not constitute the entity’s ongoing major or central operations.  The consulting income was not a reimbursement of direct expenses.

During 2009, the Company purchased 100% of the operating subsidiaries of DTHC.  The following table is a condensed balance sheet as of December 31, 2008 and a condensed statement of operations for the year ended December 31, 2008, which presents the proforma financial results for the Company excluding all 2008 transactions with DTHC (unaudited):

	Multiband Corporation (as filed)	Less: DTHC Related (unaudited)	Proforma (unaudited)
Accounts receivable, net	$3,437	$(772)	$2,665
Other receivable – related party	7,666	(7,666)	-
Prepaid expenses and other	1,273	(518)	755
Accounts payable	8,274	(1,127)	7,147

Revenues	42,986	(3,333)	39,653
Cost of products and services (exclusive of depreciation and amortization shown separately below)	28,426	(2,895)	25,531
Selling, general and administrative	10,500	750	11,250
Management consulting income	2,366	(2,366)	-

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all Section 16(a) reports that they file. Based solely upon a review these reports and written representations from our directors and executive officers, we believe that our directors, executive officers and 10% owners complied with all Section 16(a) filing requirements applicable to them during the year ended December 31, 2009.

Equity Compensation Plan Information
The following table provides information as of December 31, 2009 about the Company's equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	908,517	$4.97	19,091,483
Equity compensation plans not approved by security holders (1)	255,428	$5.94	0
TOTAL	1,163,945	$5.19	19,091,483

(1) The Company’s Board has the authority to grant options and warrants to purchase shares of the Company’s common stock outside of any equity compensation plans approved by security holders.

2. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (in thousands)
The Audit Committee of the Company selected Baker Tilly Virchow Krause, LLP, independent registered public accounting firm with offices in Minneapolis, Minnesota, to audit the Company’s consolidated financial statements for the years ended December 31, 2009, 2008 and 2007. The following table details the fees paid to Baker Tilly Virchow Krause, LLP, for the years ended December 31, 2009 and 2008.

	2009		2008
Audit Fees	$368		$309
Audit-Related Fees	72	(1)	14	(2)
Tax Fees	18		26
Total	$458		$349

(1)	Fees related to accounting required for the acquisition of DirecTECH operating entities.
(2)	Fees related to accounting required for the acquisition of NC.

The Company’s Audit committee consists of Frank Bennett, Jonathan Dodge and Donald Miller. All three are considered audit committee financial experts independent from management. The Company’s current audit committee charter has been filed previously as exhibit 3.5. The audit committee is responsible for engaging the independent registered public accounting firm and fees related to their services.

The policy of the Company’s audit committee is to review and pre-approve both audit and non-audit services to be provided by the independent registered public accounting firm (other than with de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with such approval reported to the committee at its next regularly scheduled meeting.  Approval of non-audit services shall be disclosed to investors in periodic reports required by section 13(a) of the Securities Exchange Act of 1934.  Approximately 90% of the fees paid to Baker Tilly Virchow Krause, LLP, were pre-approved by the audit committee.

No services in connection with appraisal or valuations services, fairness opinions or contribution-in-kind reports were rendered by Baker Tilly Virchow Krause, LLP.  Furthermore, no work of Baker Tilly Virchow Krause, LLP, with respect to its services rendered to the Company was performed by anyone other than Baker Tilly Virchow Krause, LLP.

Performance Graph
The following performance graph compares cumulative total shareholder returns on the Company’s common stock over the last five fiscal years, ended December 31, 2009, with The NASDAQ Stock Market (U.S. Companies) Index and other leading industry indices, assuming initial investment of $100 at the beginning of the period and the reinvestment of all dividends.

COMPARISON OF FIVE YEAR – CUMULATIVE TOTAL RETURNS
PERFORMANCE GRAPH FOR
MULTIBAND CORPORATION
PREPARED BY THE RESEARCH DATAGROUP, INC.

MULTIBAND CORPORATION

	12/04	12/05	12/06	12/07	12/08	12/09
Multiband Corporation	100.00	74.53	35.40	33.66	14.78	24.84
NASDAQ Composite	100.00	102.15	114.73	125.12	74.25	107.04
Russell 2000	100.00	104.55	123.76	121.82	80.66	102.58
NASDAQ Telecommunications	100.00	91.68	119.76	132.67	77.18	106.92
S&P Telecommunication Services	100.00	94.37	129.10	144.52	100.45	109.42

6. OTHER MATTERS
The management of the Company is unaware of any other matters that are to be presented for action at the meeting.  Should any other matter come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

Shareholders Proposals for the Annual Meeting in the Year 2011
Proposals of shareholders of the Company intended to be presented by such shareholders at the Company’s 2011 Annual Meeting of Shareholders must be received by the Company no later than December 30, 2010, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Also, if a shareholder proposal intended to be presented at the 2011 Annual Meeting but not included in the Company’s proxy statement and proxy is received by the Company after March 15, 2011, then management named in the Company’s proxy form for the 2011 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

Date: July 20, 2010	By Order of the Board of Directors

Steven M. Bell
Secretary

MULTIBAND CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, August 18, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  It will be voted on the matters set forth on this form as directed by the shareholder, but if no direction is made in the space provided, it will be voted FOR the election of all nominees to the Board of Directors, and FOR the ratification of all proposals submitted herewith to Multiband shareholders.

The undersigned, a shareholder of Multiband Corporation (the Company) hereby appoints James Mandel and Steven Bell, and each of them individually, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares the undersigned is then entitled to vote, at the Annual Meeting of the Shareholders of Multiband Corporation to be held at 9449 Science Center Drive, New Hope, MN 55428 on August 18, 2010 at 3:00 p.m., and any adjournments or postponements thereof upon matters set forth below, with all the powers which the undersigned would possess if personally present.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Multiband Corporation, c/o Steven Bell, 9449 Science Center Drive, New Hope, Minnesota 55428.

1.           Election of Directors:    ☐  For all nominees listed below (except as marked to the contrary below)

01	Steven Bell	02	Frank Bennett	03	Jonathan Dodge
04	Eugene Harris	05	James Mandel	06	Donald Miller

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED.) __________________________________________

2.	To ratify the election of Baker Tilly Virchow Krause, LLP, independent registered public accounting firm of the Company for Fiscal Year 2009.	☐ For ☐ Against ☐ Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL PROPOSALS CONTAINED IN THIS PROXY.

Address Change? Mark Box	/ /	The undersigned hereby revokes all previous proxies relating to the
Indicate changes below:		shares covered hereby and acknowledge receipt of the Notice and Proxy
Statement relating to the Annual Meeting.

Dated:                                                                    , 2010

Signature(s) in Box
SHAREHOLDERS MUST SIGN EXACTLY AS THE NAME APPEARS
AT LEFT, WHEN SIGNED AS A CORPORATE OFFICER, EXECUTOR
ADMINISTRATOR, TRUSTEE, OR GUARDIAN, ETC. PLEASE GIVE
FULL TITLE AS SUCH. BOTH JOINT TENNANTS MUST SIGN.